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                                                            EXHIBIT 10.8



                   EXECUTIVE EMPLOYMENT AGREEMENT

        This agreement ("Agreement") has been entered into this 16th day of December, 1998, by and between Equity Underwriting Group, Inc., a Kentucky corporation ("Subsidiary"), and John R. Owens, an individual ("Executive"), in connection with and as further mutual consideration for the sale of Subsidiary by Executive to Unified Financial Services, Inc., a Delaware corporation ("Company"), pursuant to that certain Agreement and Plan of Merger between Company and Equity Acquisition Corporation, a Kentucky corporation, as Buyers, and Subsidiary and Executive, as Sellers, dated October 16, 1998, as amended by that certain First Amendment to Agreement and Plan of Merger, dated December 14, 1998 (collectively, the "Agreement and Plan of Merger").

                              RECITALS

        The Board of Directors of Subsidiary (the "Board") has determined that it is in the best interests of Subsidiary and its stockholder to reinforce and encourage the continued attention and dedication of the Executive to Subsidiary as a member of Subsidiary"s management and to assure that Subsidiary will have the continued dedication of the Executive. The Board desires to provide for the continued employment of the Executive on the terms hereof, and the Executive is willing to commit himself to continue to serve Subsidiary. Additionally, the Board believes it is imperative to encourage the Executive's full attention and dedication to Subsidiary currently and to provide the Executive with compensation and benefits arrangements upon certain breaches of this Agreement by Subsidiary, which ensures that the compensation and benefits expectations of the Executive will be satisfied. Because of the Executive's high position at the Subsidiary and his access to information pertaining to the business of the Company (as conducted by its other affiliates), Company and the Subsidiary believe it is imperative that the Executive neither compete against the Company, the Subsidiary and any affiliates or subsidiaries of either nor share certain confidential information of either during the Executive's employment and for the three-year period thereafter, as provided below. Therefore, in order to accomplish these objectives, the Board has caused Subsidiary to enter into this Agreement. Executive acknowledges that his assent to, and fulfillment of, the terms and conditions of this Agreement is an indispensable element of the consideration provided by Executive pursuant to the Agreement and Plan of Merger. Therefore, in exchange for the mutual promises and covenants set forth herein, and in order to accomplish these objectives, the Board has caused Subsidiary to enter into this Agreement with the Executive, whereupon

                      IT IS AGREED AS FOLLOWS:

Section 1:   Definitions and Construction.

        1.1 Definitions. For purposes of this Agreement, the following words and phrases, whether or not capitalized, shall have the meanings specified below, unless the context plainly requires a different meaning. Terms not set forth in this Section 1.1 but defined elsewhere in this Agreement shall for all purposes of this Agreement have such defined meaning, whether or not capitalized, unless the context plainly requires a different result.

             1.1(a) "Board" means the Board of Directors of
                    Subsidiary.

             1.1(b) "Code" shall mean the Internal Revenue Code of
                    1986, as amended, including all regulations
                    proposed or promulgated thereunder, and
                    administrative
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                    interpretations and judicial precedents relating
                    thereto. All citations to the Code shall include any amendments or any substitute or successor provisions thereto.

             1.1(c) "Company" shall mean Unified Financial Services,
                    Inc., a Delaware corporation and the sole stockholder of Subsidiary.

             1.1(d) "Customer" shall mean any Person from which or
                    from dealings with which any member of the Unified Group is earning or has earned revenue in the ordinary course of its business. Dealings shall include, for example and without limitation, distribution arrangements, revenue or income sharing arrangements, commission arrangements and any other arrangement or contract.

             1.1(e) "Effective Date" shall mean December 16, 1998.

             1.1(f) "Employment Period" means the period that begins
                    on the Effective Date and ends on the earlier of:
                    (i) the close of business on December 31 of the calendar year that includes the fifth anniversary of the Effective Date; or (ii) the Date of Termination as defined in Section 3.6.

             1.1(g) "Person" shall include an individual, firm, trust,
                    estate, association, joint venture, partnership, corporation, limited liability company, organization or other entity.

             1.1(h) "Subsidiary" means Equity Underwriting Group,
                    Inc., a Kentucky corporation.

             1.1(i) "Unified Group" means, jointly and severally, the
                    Company and any Person more than twenty percent (20%) of which (by value and not by voting power) is directly or indirectly owned by the Company at any time during the Employment Period, and any successors or assigns of the Company or any other Person included in the Unified Group. For example and without limitation, after the closing of the transactions contemplated in the Agreement and Plan of Merger, the Unified Group would include
                    (i) Subsidiary, as well as any corporation wholly owned by Subsidiary, (ii) a corporation forty-five percent (45%) of which (by value) is owned by a wholly-owned subsidiary of the Company, and (iii) a corporation (or a partnership) thirty percent (30%) of which (by value) is owned by the Subsidiary and thirty percent (30%) of which (by value) is owned by a wholly-owned subsidiary of the Company.

        1.2 Gender and Number. When appropriate, pronouns in this Agreement used in the masculine gender include the feminine gender, words in the singular include the plural, and words in the plural include the singular.

        1.3 Headings. All headings in this Agreement are included solely for ease of reference and do not bear on the interpretation of the text. Accordingly, as used in this Agreement, the terms "Article" and "Section" mean the text that accompanies the specified Article or Section of this Agreement.

        1.4 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth, without reference to its conflict of law principles.

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Section 2: Terms and Conditions of Employment.

        2.1 Period of Employment. Throughout the Employment Period, the Executive shall serve in the employ of Subsidiary in accordance with the terms and provisions of this Agreement.

        2.2  Positions and Duties.

             2.2(a) Throughout the Employment Period, the Executive shall be the President of Subsidiary. The Executive shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, including presidents of other subsidiaries of the Company, shall render such other services as he has rendered in the past to Subsidiary, and may have such other powers and duties as may from time to time be prescribed by the Board.

             2.2(b) Throughout the Employment Period (but excluding any periods of vacation and sick leave to which he is entitled), the Executive shall devote his full professional attention and time to the business and affairs of Subsidiary, shall not render professional services to or for the benefit of Persons not members of the Unified Group, and shall use his reasonable best efforts to perform faithfully and efficiently such responsibilities as are assigned to him under or in accordance with this Agreement; provided that, it shall not be a violation of this paragraph for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, or (iii) manage personal investments for the Executive's own account or those of family members, so long as such activities do not interfere with the performance of the Executive's responsibilities as a senior executive officer of the Subsidiary in accordance with this Agreement.

        2.3 Compensation. The Executive's annual compensation and other benefits described in this Section 2.3 shall be provided by Subsidiary.

             2.3(a) Annual Base Salary. For the first two-year period within the Employment Period, the Executive shall receive an annual base salary of $180,000.00 (the "Initial Base Salary"), which shall be due and paid in equal or substantially equal installments, to be paid at the same frequency as other employees of Subsidiary but no less often than monthly. Thereafter, during the Employment Period, the annual base salary payable to the Executive shall be reviewed at least annually beginning upon the second anniversary of the Effective Date and upon each anniversary date thereafter, but need not be adjusted upward as a result of such review and shall not be reduced below the Initial Base Salary. "Annual Base Salary" as used herein shall mean the annual base salary for a then current year.

             2.3(b) Welfare Benefit Plans. Throughout the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in all welfare benefit plans, practices, policies and programs provided by Subsidiary (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally available to other senior executive officers of the Subsidiary.

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             2.3(c)  Expenses.  Throughout the Employment Period, the
        Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures generally applicable to other peer executives of the Company's operating subsidiaries; provided, however, that all reimbursements must satisfy the record keeping policies of the Company.

             2.3(d) Vacation. Throughout the Employment Period, the Executive shall be entitled to four (4) weeks paid vacation.

             2.3(e) Executive's Rights Nonassignable. The right to receive Initial Base Salary, the Annual Base Salary and other benefits hereunder shall be a personal right of the Executive and shall not be extinguished by the death of the Executive. Such right shall not be transferable by the Executive other than pursuant to the laws of descent and distribution.

             2.4 Indemnification. The Company and Subsidiary desire to have Executive serve as an officer and employee of Subsidiary, free from undue concern for unpredictable, inappropriate or unreasonable legal risks and personal liabilities by reason of his acting in good faith in the performance of his duties to Subsidiary and will, therefore indemnify Executive against any and all claims of insurance agencies against Executive for Executive's liability (primary, secondary or as guarantor) under any agency agreements between third party insurance companies and Subsidiary or Executive, but only to the extent such claims arise from the Subsidiary's failure to pay over premiums received after the Effective Date. Executive desires to serve as an officer and employee of Subsidiary, as long as he is furnished with the indemnity set forth herein.

Section 3: Termination of Employment.

        3.1 Death. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.

        3.2 Disability. If Subsidiary determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 8.3 of its intention to terminate the Executive's employment. In such event, the Executive's employment with Subsidiary shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean that the Executive has been unable to perform the services required of the Executive hereunder on a full-time basis for a period of one hundred eighty (180) consecutive days by reason of a physical and/or mental condition. "Disability" shall be deemed to exist when certified by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).
The Executive will submit to such examinations and tests as such physician deems necessary to make any such Disability determination.

        3.3 Termination for Cause. Subsidiary may terminate the Executive's employment during the Employment Period for "Cause," which for the purposes of this Agreement shall mean termination based upon:
(i) the Executive's continued failure to perform substantially his duties with Subsidiary (other than as a result of incapacity due to physical or mental condition), after a demand for substantial

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performance is delivered to him by the Chairman of the Board or the
President of the Subsidiary or the Chairman of the Board of the Company, which specifically identifies the manner in which the Executive has not substantially performed his duties; (ii) the Executive's commission of misconduct that is materially injurious to Subsidiary, monetarily or otherwise; or (iii) the Executive's material breach of any provision of this Agreement. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until (i) he is given a Notice of Termination (as defined in Section 3.5) from the Chairman of the Board or the President of the Subsidiary or the Chairman of the Board of Directors of the Company, (ii) he is given the opportunity to be heard before the Board of Directors of the Company, and (iii) the Board of Directors of the Company finds, in its good faith opinion and at its sole discretion, that the Executive was guilty of the conduct set forth in the Notice of Termination.

        3.4 Good Reason. The Executive may terminate his employment with Subsidiary for "Good Reason," which shall mean termination based upon, and only upon:

             (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2.2 or any other action by Subsidiary that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith; or

             (ii) (a) the failure by Subsidiary to provide benefits
                  commensurate with any welfare benefit plan, practice, policy or program, including any life insurance plan, health and accident plan or disability plan, to which the Executive is entitled as specified in Section 2.3(b), (b) the taking of any action by Subsidiary that would adversely affect the Executive's participation in, or materially reduce the Executive's benefits under, any plans described in Section 2.3(b), or (c) the failure by Subsidiary to provide the Executive with the number of paid vacation days to which the Executive is entitled as described in
                  Section 2.3(d).

Termination for Good Reason may be effected by, and only by, written notice to the Company stating with particularity each action or condition constituting the Good Reason, sufficient in detail such that the corrective measures necessary to cure such action(s) or condition(s) may be readily inferred from the face of the notice. During the ninety-day period following receipt of such notice by the Company, the Executive shall use his best efforts to cooperate with the Company and Subsidiary to cure the action(s) or condition(s) set forth in the Executive's notice. If a cure is commercially reasonable and neither the Company nor Subsidiary takes sufficient steps within such ninety-day period to effectuate a cure, then and only then may the Executive terminate his employment for Good Cause. Failure of Executive to set forth in such notice any fact or circumstance that contributes to a showing of Good Cause shall waive any right of the Executive to assert such fact or circumstance in enforcing the Executive's rights under this Agreement.

        3.5 Notice of Termination. Any termination by Subsidiary or by the Executive (including terminations in breach of this Agreement) shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" means a written notice given in accordance with Section 8.3 that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and

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(iii) if the Date of Termination (as defined below) is other than the date such notice is given, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or Subsidiary to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall waive any right of the Executive or Subsidiary to assert such fact or circumstance in enforcing the Executive's or Subsidiary's rights hereunder.

        3.6 Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by Subsidiary for Cause, or by the Executive for Good Reason, the Date of Termination shall be the date the Notice of Termination is given or any later date (within the thirty-day limit provided in Section 3.5) specified therein, as the case may be,
(ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, (iii) if the Executive's employment is terminated by Subsidiary other than for Cause, death or Disability, the Date of Termination shall be the date the Notice of Termination is given or any later date (within the thirty-day limit provided in Section 3.5) specified therein, as the case may be, or (iv) if the Executive shall terminate employment with Subsidiary for any reason other than for Good Reason, the Date of Termination shall be the date the Executive shall terminate his employment with Subsidiary or, if not more than thirty (30) days later, the date specified in the Notice of Termination.

Section 4: Certain Benefits Upon Termination.

        4.1 Termination Without Cause or Termination for Good Reason. If during the Employment Period (i) Subsidiary shall terminate the Executive's employment without Cause, or (ii) the Executive shall terminate employment with Subsidiary for Good Reason, the Executive shall be entitled to the benefits provided below:

             4.1(a) "Accrued Obligations": On or before the ninetieth (90th) day following the Date of Termination, Subsidiary shall pay to the Executive the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not previously paid, (2) any compensation previously deferred by the Executive (other than pursuant to the terms of this Agreement) together with any accrued interest or earnings thereon, and (3) any accrued vacation pay; in each case to the extent not previously paid.

             4.1(b) "Annual Base Salary Continuation": For the remainder of the period described in Section 1.1
                     (f)(i) (which period ends on December 31 of the fifth full calendar year succeeding the Effective
                     Date) that occurs after the Date of Termination, if any, Subsidiary shall pay to the Executive, the Executive's then-current Annual Base Salary as would have been paid to the Executive had the Executive remained in Subsidiary's employ at such salary during the remainder of such period. Subsidiary at any time may elect to pay the balance of such payments then remaining in a lump sum, in which case the total of such payments shall be discounted to present value as determined according to Code Section 280G(d)(4).

        4.2 Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the

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Executive's legal representatives under this Agreement, other than for timely payment of Accrued Obligations (as defined in Section 4.1(a)).

        4.3 Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for timely payment of Accrued Obligations (as defined in Section 4.1(a)).

        4.4 Termination for Cause; Termination Other Than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than for timely payment of Accrued Obligations (as defined in Section 4.1(a)). If the Executive terminates employment with Subsidiary during the Employment Period (excluding a termination for Good Reason), this Agreement shall terminate without further obligations to the Executive, other than for timely payment of Accrued Obligations (as defined in Section 4.1(a)).

        4.5 Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by Subsidiary and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with Subsidiary. Vested benefits which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, Subsidiary at or subsequent to the Date of Termination, shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

        4.6 Full Settlement; Executive Has No Duty of Mitigation. The payments and arrangements set forth in this Section 4 are in full settlement of any and all claims of the Executive under this Agreement, and neither the Subsidiary, the Company nor any other member of the Unified Group shall have any other obligation to Executive after Executive's Date of Termination. The Executive shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise. The payments and arrangements in this Section 4 constitute further consideration for the Executive's covenants set forth in Section 5, and the Executive agrees that he shall abide by the terms of Section 5 in their entirety and acknowledges that Section 5 continues to apply after any termination of employment (other than a termination described in Section 4.2).

Section 5: Non-Competition.

        5.1 Non-Compete Agreement. It is agreed that during the Employment Period and until the later of (i) the date five (5) years after the date hereof or (ii) the date three (3) years after the Date of Termination (such period of time, the "Restricted Period"), the Executive shall not, directly or indirectly, render services of any nature within the Relevant Market Area (as defined herein) as an employee, agent, representative, consultant, partner or otherwise, to or for the direct or indirect benefit of any business that competes with any member of the Unified Group. The Relevant Market Area is the area within the fifty-mile radius of (i) each office maintained by the Subsidiary at any time during the Employment Period, and (ii) each office maintained by the Company at any time during the Employment Period, and (iii) each office maintained by any other member of the Unified Group during the Employment Period. In addition, during the Restricted Period, the Executive shall not, directly or indirectly, either as an

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individual, partner or a joint venturer, or in any other capacity, invest in, own or have any arrangement to acquire (whether by option or otherwise) an interest in any Person or business that is competitive with any member of the Unified Group, excluding any interest in a publicly traded company which constitutes not more than one per cent (1%) by value of the equity securities of such company. For the purposes of this Section 5.1, the noncompete obligations of Executive shall not apply to the resort, entertainment or aviation industries.

        5.2 Non-Solicitation of Employees. It is agreed that during the Restricted Period, Executive shall not, either directly or indirectly, approach or solicit (i) any Person employed by the Subsidiary at any time during the Employment Period, (ii) any Person employed by the Company at any time during the Employment Period, and (iii) any Person employed by any other member of the Unified Group at any time during the Employment Period, with a view towards enticing such Person to work for the Executive or any other Person.

        5.3 Non-Solicitation of Customers. It is agreed that during the Restricted Period, Executive shall not, either directly or indirectly, approach or solicit (i) any Person who was a Customer of the Subsidiary at any time during the Employment Period, (ii) any Person who was a Customer of the Company at any time during the Employment Period and in respect of which the Executive had direct or indirect contact or gained Confidential Information (as defined in Section 5.4) during such period, and (iii) any Person who was a Customer of any other member of the Unified Group at any time during the Employment Period and in respect of which the Executive had direct or indirect contact or gained
Confidential Information during such period, if such direct or indirect approach or solicitation (x) is made with a view towards diverting or attempting to divert business from the Company, the Subsidiary or any other member of the Unified Group, or (y) consists of any action or communication that disparages or depreciates, or tends to disparage or depreciate, the reputation, business practices, future business prospects, policies or personnel (including officers, directors and employees) of any member of the Unified Group.

        5.4 Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean any communication disclosed to the Executive or known by the Executive as a consequence of or through his past, present or prospective employment or business relationship with the Unified Group, not generally known and available in the Unified Group's industries, which constitutes the Unified Group's (including Company's and Subsidiary's) proprietary and non-public method(s) of doing business, including, but not limited to, any information related to trade secrets, pricing formulas, know-how, test data, Customer lists, vendor lists, training and operating manuals, software and reporting systems. The Subsidiary and the Executive acknowledge that during the Executive's period of employment by Subsidiary, the Unified Group will furnish the Executive with Confidential Information. The Executive agrees both during his employment with the Subsidiary, whether under this Agreement or otherwise, and at all times thereafter, that the Executive, his officers, directors, partners, employees, affiliates, agents, representatives or assigns (collectively "Representatives") shall keep all Confidential Information in the strictest confidence and shall not discuss, publish, communicate, transmit, reproduce or otherwise disclose such Confidential Information, in any manner whatsoever, in whole or in part, without the prior written consent of the Company, unless and until such time as the Confidential Information becomes generally known in the Unified Group's industries other than through breach of this Agreement. Any written consent by the Company to the Executive's disclosure of Confidential Information, if given, shall in no way operate as a waiver of the Executive's obligation to maintain the confidential nature of the material disclosed or to protect and preserve that Confidential Information from disclosures so that it will receive confidential treatment thereafter. The Executive agrees to reimburse

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Company for any damages sustained and costs and expenses, including attorneys' fees, incurred in connection with an unauthorized disclosure of Confidential Information by the executive, his Representatives or any other person or persons to whom the Executive or his Representatives previously had disclosed Confidential Information.

        5.5 Reasonableness of Covenants. The Executive acknowledges and agrees that the covenants and agreements contained in this Section 5 are reasonable, and the Executive agrees he shall not raise any issue of their reasonableness in any proceeding to enforce such covenants and agreements.

        5.6 Blue Pencilling. In the event any court or other body having appropriate jurisdiction (including any panel of arbitrators) shall determine that the area where competition is prohibited, the time period during which competition is prohibited, the nature or duration of prohibitions on solicitation of Customers or employees, or any other term of this Section 5 is overbroad, then the area or time or other term shall be reduced appropriately as the court or other body may determine is necessary to make this Section 5 enforceable. The parties acknowledge that the purpose of this Section 5 is to protect the goodwill and going concern value of the Subsidiary and the Unified
Group, including those Customer relationships, goodwill and going concern value purchased in connection with the Agreement and Plan of Merger, and the parties intend that this Section 5 shall be enforced to the maximum extent allowed by law.

        5.7 Specific Enforcement. The Executive agrees that any violation or breach by the Executive and/or his Representatives of any provision of this Section 5 would cause immediate and irreparable harm to the Unified Group, the exact amount of which will be impossible to ascertain, and for that reason further agrees that the Unified Group shall be entitled, as a matter of right, to an injunction out of the appropriate court of competent jurisdiction (as set forth below), restraining any further violation or breach of this Agreement by Executive and/or his Representatives, either directly or indirectly, such right to an injunction being cumulative and in addition to whatever remedies the Unified Group may have under applicable law and/or this Agreement. The Unified Group and the Executive hereby irrevocably consent to the jurisdiction of the Circuit Court of Fayette County, Kentucky or, if there is federal jurisdiction, the United States District Court for the Eastern District of Kentucky. The Unified Group and the Executive waive any defense of an inconvenient forum to the maintenance of any action or proceeding brought in such courts in connection with this Agreement, any objection to venue with respect to any such action, and any right of jurisdiction on account of the place of residence or domicile of any party to such action. The remedies of the Unified Group under this Section 5.7 are not exclusive, and shall not prejudice any other rights under this Agreement or otherwise. To the extent required to be enforceable by applicable law, the cessation of Subsidiary's obligation to make payments or continue benefits under this Agreement shall be deemed to be in the nature of liquidated damages and not a penalty.

Section 6: Ownership of Papers and Intellectual Property Rights.

        6.1 Papers and Property. Executive acknowledges the Unified Group's (including Company's and Subsidiary's) exclusive right to ownership, possession and title to all papers, documents, tapes, drawings, notebooks, formulas, Customer lists, software, hardware, trademarks, trade names, service marks, processes, data, intellectual property, or other records, information or products prepared by the Executive during employment (past, present and future) with Subsidiary or provided by Subsidiary, or which otherwise come into the Executive's possession by reason of employment with Subsidiary. Executive agrees not to make or permit to be made, except in pursuit of Executive's duties

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hereunder, any copies of such items.  Executive further agrees to deliver to the Company upon request all such items in Executive's possession and without request to immediately deliver such items upon the termination, voluntarily or involuntarily, of Executive's employment.

        6.2 Inventions. The term "Inventions" means all ideas, inventions and discoveries, whether patentable, copyrightable or not, made or conceived by the Executive, whether or not during the hours of his or her employment or with the use of Unified Group's facilities, materials or personnel, either solely or jointly with others, during the term of his employment (past, present or future) with any member of the Unified Group that relates to any present or prospective business of the Subsidiary or any other member of the Unified Group, including, but not limited to, software, algorithms, designs, devices, processes, methods, formulae, techniques, data storage systems, networks, servers and any improvements to the foregoing.

             6.2(a) Report. Executive agrees to promptly disclose all Inventions to the Company. Executive shall inform the Company promptly and fully of such Inventions by a written report, setting forth in detail the structures, procedures and methodology employed and the results achieved. A report also shall be submitted by the Executive upon completion of any study or research project undertaken on behalf of the Subsidiary or any other member of the Unified Group, whether or not in the Executive's opinion a given study or project has resulted in an Invention.

             6.2(b) Assignment and Patent. Executive hereby assigns and agrees to assign to the Subsidiary all of his rights to such Inventions and to all proprietary rights therein, based thereon or related thereto, including, but not limited to, applications for United States and foreign letters patent and resulting letters patent. Upon the request of the Company or the Subsidiary request and at the Subsidiary's expense, the Executive shall execute such documents and provide such assistance as may be deemed necessary by the Subsidiary to apply for, defend or enforce any United States and foreign letters patent based on or related to such Inventions. The Executive agrees to execute all documents reasonably requested by Company or the Subsidiary to assist the Subsidiary in perfecting or protecting any or all of its rights in the Inventions.

             6.2(c) Copyright. Executive acknowledges that all copyrightable Inventions are "works made for hire" and consequently that the Subsidiary owns all copyrights thereto, including, but not limited to, 17 U.S.C. Sections 101 and 210.
        The Company, the Subsidiary and their successors and assigns shall have the sole and exclusive right to register the copyright(s) in all such work in its name as the owner and author of such work and shall have the exclusive rights conveyed under 17 U.S.C. Sections 106 and 106A, including, but not limited to, the right to make all uses of the works in which attribution or integrity rights may be implicated. Additionally, without in any way limiting the foregoing, the Executive hereby assigns, transfers and conveys to the Subsidiary, and its successors and assigns, all right, title or interest that Executive may now have, or may acquire in the future, to the work including, but not limited to, all ownership, patent (United States and foreign letters patent), trade secret, trade names and trademarks, copyright moral, attribution and/or integrity rights. The Executive hereby expressly and forever waives any and all rights that Executive may have arising under 17 U.S.C. Section 106A, and any rights arising under any federal, state, territorial or foreign laws that convey rights which are similar in nature to those conveyed under 17 U.S.C. Section 106A. Notwithstanding any provision of the Copyright Act, any and all copyrightable works constituting Inventions or prepared either in

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        whole or in part by the Executive in connection with his
        employment are, shall be, or shall become, owned by the Subsidiary.

Section 7: Arbitration. Notwithstanding any other provision of this Agreement or the Agreement and Plan of Merger to the contrary, and excluding the rights of the Unified Group to pursue injunctive relief pursuant to Section 5.7, any controversy or claim regarding, arising under or pertaining to this Agreement which cannot be resolved among the parties themselves shall be resolved solely by binding arbitration in Lexington, Kentucky. The arbitration panel shall consist of three arbitrators selected from list(s) of candidates provided by the American Arbitration Association. The Company shall be entitled to appoint one arbitrator and the Executive shall be entitled to appoint one arbitrator. The third arbitrator, who shall be an attorney in good standing who is licensed to practice law in the Commonwealth of Kentucky and devotes more than one-half of his or her professional time to the practice of employment law, shall be chosen by the two arbitrators so appointed. If any person fails to appoint its arbitrator or to notify the other person of such appointment within thirty (30) days after the institution of arbitration proceedings, such other person may request the President of the American Arbitration Association to appoint such arbitrator on behalf of the person who so failed. If the two arbitrators appointed by (or on behalf of) the parties fail to appoint such third arbitrator, or fail to notify the parties to such proceedings of such appointment, within thirty (30) days after the appointment of the later of such two arbitrators to be appointed by (or on behalf of) the parties, any party may request such President to appoint such third arbitrator. The President of the American Arbitration Association shall appoint such arbitrator or such third arbitrator, as the case may be, within thirty (30) days after the making of such request. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (which rules may be modified by a majority of the arbitrators serving) and the arbitration award, decree and/or order may grant any remedy or relief deemed by the arbitrators to be just and equitable, including the reasonable costs and expenses of such arbitration (including, but not limited to, reasonable attorneys' fees and expenses, which fees and expenses the parties expect will be awarded to the Person who prevails). No awards of punitive damages shall be made. The arbitration award, decree and/or order shall be final and binding on all parties to such arbitration. Judgment and/or decree shall be entered (in conformity with such award, decree and/or order) in the Circuit Court of Fayette County, Kentucky or, if there is federal jurisdiction, the United States District Court for the Eastern District of Kentucky. The Executive and each member of the Unified Group irrevocably submit to the exclusive jurisdiction of the Circuit Court of Fayette County, Kentucky or, if there is federal jurisdiction, the United States District Court for the Eastern District of Kentucky, for the purpose of (a) entry of any such judgment and/or decree, or (b) entry of an order to proceed with arbitration. Any such judgment, decree and/or order entered by the Circuit Court of Fayette County, Kentucky, or the United States District Court for the Eastern District of Kentucky and any related order(s) of such court, may be endorsed as any other judgment, decree or order of such court.

Section 8:  Miscellaneous.

        8.1 Ability To Perform. The Executive warrants that the executive's execution and performance of this Agreement is not restricted or prohibited by any agreement to which the Executive is subject.

        8.2 Time Periods. Any period of time measured under this Agreement by days shall refer to calendar days and not business days.
If the last day of any such period falls on a Saturday, Sunday or holiday observed by commercial banks in the city of Lexington, Kentucky, the last day of such period, for all purposes of this Agreement (including the determination of the first day of each succeeding period

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of time measured by days), shall be deemed to be the next succeeding business day after such Saturday, Sunday or holiday. Any period of time measured under this Agreement shall end at midnight, Lexington, Kentucky time, on the last day of such period.

        8.3 Notice. For all purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given and received when (i) delivered or (ii) mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below, or to such other address as may have been furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  Notice to Executive:
                  -------------------

                  John R. Owens
                  Equity Insurance Managers
                  220 Lexington Green Circle
                  Lexington, Kentucky 40503

                  Notice to Subsidiary or to Company:
                  ----------------------------------

                  Equity Underwriting Group, Inc.
                  c/o Unified Financial Services, Inc.
                  1104 Buttonwood Court
                  Lexington, Kentucky 40515
                  Attention:  President and Chief Executive Officer

                  With a copy to:

                  Charles H. Binger
                  Thompson Coburn
                  One Mercantile Center
                  St. Louis, Missouri  63101

        8.4 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

        8.5 Withholding. Subsidiary may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        8.6 Waiver. The Executive's or Subsidiary's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or Subsidiary may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to
Section 3.4 shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

        8.7 Entire Agreement. All prior negotiations and agreements between the parties hereto are superseded by this Agreement, and there are no representations, warranties, understandings or

                                12
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agreements other than those expressly set forth herein, except as modified in writing concurrently herewith or subsequent hereto.

        8.8 Amendment. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by all parties hereto and making specific reference to this Agreement.

        8.9 Priority of Agreement. In case of any conflict or ambiguity in connection with or between this Agreement and any policy manuals, including, but not limited to, any employee manuals, employment applications, management instructions or promises, etc., this Agreement shall control.

        8.10 Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the party who substantially prevails shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

        8.11 Assignment. Subsidiary shall have the right to assign this Agreement to its successors or assigns (collectively, "Permitted Assignees"). The terms "successors" and "assigns" shall include for all purposes of this Agreement any Person that acquires all or substantially all of Subsidiary's assets or all of its stock, or with which Subsidiary merges or consolidates. The rights, duties and benefits to the Executive hereunder are personal to him, and no such right or benefit may be assigned by him.

        8.12 Intended Beneficiaries. This Agreement shall be binding upon the Executive, the Subsidiary and their respective successors and assigns, and shall inure to the benefit of the Executive, the Subsidiary, each member of the Unified Group, their respective successors and assigns and Permitted Assignees. Nothing herein expressed or implied is intended to confer upon any Person not named or described in the preceding sentence any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        8.13 Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

        8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.


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        IN WITNESS WHEREOF, the Executive and Subsidiary, pursuant to the authorization from its Board, have executed or caused this Agreement to be executed in its name, all as of the day and year first above written.

THIS CONTRACT IS GOVERNED BY KENTUCKY LAW AND CONTAINS A BINDING ARBITRATION PROVISION. ALL DISPUTES ARISING IN CONNECTION WITH THIS AGREEMENT ARE SUBJECT TO BINDING ARBITRATION IN LEXINGTON, KENTUCKY. THE EXECUTIVE HAS REVIEWED THESE AND THE OTHER PROVISIONS OF THIS AGREEMENT WITH LEGAL COUNSEL OF HIS OWN CHOOSING.


                                   "EXECUTIVE"



                                   /s/ John R. Owens
                                   -----------------------------------
                                   John R. Owens


                                   "SUBSIDIARY"
                                   Equity Underwriting Group, Inc.



                                   By:  /s/ John R. Owens
                                   -----------------------------------
                                   Name: John R. Owens
                                   Title: President

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